Exhibit 3.01

CERTIFICATE OF OWNERSHIP

John W. Short and Dale Belt certify that:

1. They are the president and secretary, respectively, of NutraCea, a California corporation.

2. This corporation owns 100% of all the outstanding shares of RiceBran Technologies, Inc., a California corporation.

3. The Board of Directors of this corporation duly adopted the following resolutions:

RESOLVED, that this corporation merge RiceBran Technologies, Inc., its wholly-owned subsidiary corporation, into itself and assume all of its obligations pursuant to California Corporations Code Section 1110.

RESOLVED, that Article I of the articles of incorporation of this corporation shall be amended and restated in its entirety to read as follows:  “The name of the corporation is “RiceBran Technologies.”

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED: October 3, 2012

/s/ W. John Short
W. John Short, President

/s/ J. Dale Belt
J. Dale Belt, Secretary